Exhibit 99.1

AGS REPORTS Fourth QUARTER and Full Year 2021 RESULTS

Fourth Quarter 2021 Highlights:

•	Domestic EGM RPD Exceeded $30 for the Third Consecutive Quarter
•	Premium EGM Footprint More than Doubled Year-over-Year
•	EGM Replacement Unit Sales Increased by over 35% Sequentially
•	Table Products Revenue Surpassed $3 Million for the Second Straight Quarter
•	Successfully Completed a Comprehensive Debt Refinancing on February 15, 2022
•	Continue to Target Year-End 2022 Net Leverage of less than 4.0x

LAS VEGAS, MARCH 10, 2022 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the fourth quarter and full year ended December 31, 2021.

In addressing the Company's fourth quarter and full year financial performance, AGS President and Chief Executive Officer David Lopez said, "If 2020 was the year of resiliency within our business, 2021 was the year of transition. Supported by the foundational changes put into place over the preceding 18 months and an accommodative macroeconomic backdrop, we were able to establish operating momentum within all three business verticals as we progressed throughout the year, a trend that continued into the fourth quarter."

Mr. Lopez continued, "With our improved 2021 financial results behind us, our attention has shifted to ensuring we are best positioned to achieve even greater success in 2022. To that end, I would characterize 2022 as a year of acceleration for AGS; one in which we will look to further leverage the continuous improvement in our people, products and processes to strengthen our financial performance."

Kimo Akiona, AGS' Chief Financial Officer, added, "I am pleased with the degree to which we were able to improve the quality and flexibility of our balance sheet throughout 2021. Looking ahead to 2022, I believe the operational momentum we continue to see within the business, the approximately $10 million of annualized cash interest expense savings we expect to realize as a result of our recent refinancing transaction, and our organizational commitment to maximizing free cash flow position us to deliver upon our year end net leverage target of less than 4.0x."

Summary of the Three Months Ended December 31, 2021, 2020 and 2019

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended December 31,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Revenues:
EGM	$64,498	$42,396	$73,710	52.1%	(12.5)%
Table Products	3,189	2,551	2,757	25.0%	15.7%
Interactive	2,536	1,675	1,319	51.4%	92.3%
Total revenues	$70,223	$46,622	$77,786	50.6%	(9.7)%
Income (loss) from operations	$1,849	$(7,835)	$7,815	(123.6)%	(76.3)%
Net (loss) income	$(9,090)	$(17,242)	$1,423	(47.3)%	(738.8)%
(Loss) income per share	$(0.25)	$(0.49)	$0.04	(49.8)%	(715.5)%

Adjusted EBITDA:
EGM	$29,487	$19,696	$36,630	49.7%	(19.5)%
Table Products	1,951	1,316	1,005	48.3%	94.1%
Interactive	816	287	(370)	184.3%	(320.5)%
Total Adjusted EBITDA(1)	$32,254	$21,299	$37,265	51.4%	(13.4)%
Total Adjusted EBITDA margin(2)	45.9%	45.7%	47.9%	25 bps	(198 bps)

Fourth Quarter 2021 Financial Results

•	Given the COVID-19 pandemic's continued impact on the global gaming industry throughout Q4 2020, we have included our Q4 2019 financial results in the tables presented throughout this release, as we believe comparisons to Q4 2019 metrics provide more meaningful insight into the recovery trajectory of our various business segments.
•	Consolidated revenue totaled $70.2 million, marking the fourth consecutive quarter in which we were able to achieve quarterly sequential revenue growth. Q4 2021 consolidated revenue exceeded the level reached in Q3 2021 by approximately 4%, supported by an over 20% increase in EGM equipment sales, sustained strength within our domestic EGM recurring revenue business, record Table Products performance, and further recovery in our international EGM gaming operations revenue. Q4 2021 consolidated revenue reached approximately 90% of the level achieved in Q4 2019, as higher revenue contributions from our domestic EGM recurring revenue, Table Products and Interactive businesses were more than offset by the more gradual post-COVID-19 recoveries we are experiencing within our EGM equipment sales and international EGM gaming operations verticals. Although slower to fully recover, it is important to note EGM equipment sales increased sequentially in all four quarters of 2021, while international EGM gaming operations revenue has improved sequentially in all six quarters since reaching COVID-19-impacted lows in Q2 2020.
•

Gaming operations, or recurring revenue, increased to $52.9 million versus $40.0 million and $51.6 million in Q4 2020 and Q4 2019, respectively. Relative to Q4 2019, the growth achieved within our domestic EGM, Table Products, and Interactive recurring revenue businesses was partially offset by a decline in our international EGM recurring revenue business, as previously discussed. In aggregate, recurring revenue accounted for approximately 75% of our consolidated Q4 2021 revenue compared to approximately 86% and 66% in Q4 2020 and Q4 2019, respectively.

•	Our 2021 fourth quarter net loss of $9.1 million improved as compared to the $17.2 million net loss incurred in Q4 2020. The year-over-year decline in our reported net loss reflects our improved financial performance and lower depreciation and amortization ("D&A") expense. Our net loss increased relative to net income of $1.4 million realized in Q4 2019, driven by the modest decline in our financial performance, higher interest expense and decreased income tax benefit, partially offset by lower D&A expense.
•

Total Adjusted EBITDA (non-GAAP)(1) was $32.3 million compared to $21.3 million in Q4 2020 and $37.3 million in Q4 2019. Interactive and Table Products Adjusted EBITDA increased sharply relative to the levels achieved in Q4 2019, supported by the successful execution of our strategic revenue growth initiatives within each of the segments. EGM Adjusted EBITDA decreased approximately 20% versus Q4 2019 levels, as the upside from our improved Q4 2021 domestic EGM gaming operations performance was more than offset by the more gradual recoveries we are experiencing within our EGM equipment sales and international EGM gaming operations businesses.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 45.9%, relatively consistent with the 45.7% achieved in Q4 2020. Adjusted EBITDA margin compressed by approximately 200bps(2) compared to the 47.9% reached in Q4 2019, as the improved profitability achieved within the Table Product and Interactive segments was more than offset by a reduction in our EGM segment Adjusted EBITDA margin, which we attribute to our tactical decision to allow operating expenses to normalize to pre-COVID-19 levels in advance of a corresponding recovery in EGM revenues to ensure we best position the business to achieve long-term success.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended December 31, 2021 compared to Three Months Ended December 31, 2020 and 2019

(Amounts in thousands, except unit data)	Three Months Ended December 31,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
EGM segment revenues:
Gaming operations	$47,309	$35,940	$47,586	31.6%	(0.6)%
Equipment sales	17,189	6,456	26,124	166.2%	(34.2)%
Total EGM revenues	$64,498	$42,396	$73,710	52.1%	(12.5)%

EGM Adjusted EBITDA	$29,487	$19,696	$36,630	49.7%	(19.5)%

EGM unit information:
VLT	-	-	512	N/A	(100.0)%
Class II	11,256	11,794	12,415	(4.6)%	(9.3)%
Class III	4,683	4,474	5,441	4.7%	(13.9)%
Domestic installed base, end of period	15,939	16,268	18,368	(2.0)%	(13.2)%
International installed base, end of period	7,643	7,985	8,497	(4.3)%	(10.1)%
Total installed base, end of period	23,582	24,253	26,865	(2.8)%	(12.2)%

Installed base - Oklahoma	8,045	8,871	10,171	(9.3)%	(20.9)%
Installed base - non-Oklahoma	7,894	7,397	8,197	6.7%	(3.7)%
Domestic installed base, end of period	15,939	16,268	18,368	(2.0)%	(13.2)%

Domestic revenue per day	$30.17	$23.26	$24.97	29.7%	20.8%
International revenue per day	$5.55	$2.56	$7.65	116.8%	(27.5)%
Total revenue per day	$22.16	$16.42	$19.52	35.0%	13.5%

Domestic EGM unit sales components:
Casino opening and expansion units	68	-	52	N/A	30.8%
Other	747	283	1,121	164.0%	(33.4)%
Total Domestic EGM units sold	815	283	1,173	188.0%	(30.5)%
International EGM units sold	-	-	110	N/A	(100.0)%
Total EGM units sold	815	283	1,283	188.0%	(36.5)%

Domestic average sales price	$19,286	$18,035	$17,833	6.9%	8.1%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic EGM gaming operations, or recurring revenue, increased to $43.4 million compared to $34.1 million and $41.6 million in Q4 2020 and Q4 2019, respectively. A greater mix of higher-yielding premium games, more consistent core game content execution, and a stable gaming macroeconomic backdrop drove our improved revenue performance. Quarterly domestic EGM recurring revenue exceeded corresponding 2019 levels for the third consecutive quarter.
•	Our domestic EGM installed base grew by more than 170 units versus the 15,767 units installed at September 30, 2021, marking the second consecutive quarterly sequential increase in our domestic EGM installed base. Growing operator demand for our expanded suite of premium recurring revenue products and, to a lesser degree, new casino opening and expansion activity paced the quarterly sequential unit growth. Our domestic installed base decreased by 329 units and 2,429 units versus Q4 2020 and Q4 2019, respectively, with the overwhelming majority of the declines directly attributable to our decision to strategically prune lower-yielding units.
•

Domestic EGM revenue per day ("RPD") increased by more than 20% compared to the $24.97 achieved in Q4 2019. Continued growth of our higher-yielding premium game footprint, accelerating core game content momentum, the strategic pruning of lower-yielding units, and a stable gaming macroeconomic environment drove our improved domestic RPD performance. Domestic EGM RPD exceeded $30 for the third consecutive quarter.

•	Our premium game footprint more than doubled year-over-year, accounting for approximately 10% of our domestic EGM installed base at December 31, 2021 compared to approximately 9% and 4% at September 30, 2021 and December 31, 2020, respectively. We estimate our premium game footprint generated over 15% of our Q4 2021 domestic EGM gaming operations revenue.
International Gaming Operations
•	International EGM gaming operations revenue totaled $3.9 million compared to $1.8 million in Q4 2020 and $6.0 million in Q4 2019. The decline versus Q4 2019 reflects the degree to which our Mexico business has been impacted by measures implemented to slow the spread of COVID-19, including the imposition of casino capacity restrictions. Additionally, in contrast to the United States, Mexico has not provided any type of fiscal stimulus to support its post-COVID-19 economic recovery. International EGM gaming operations revenue increased approximately 5% over Q3 2021 levels, marking the sixth consecutive quarterly sequential increase following Q2 2020 COVID-19-impacted lows.
•	International EGM RPD was $5.55 compared to $2.56 in Q4 2020 and $7.65 in Q4 2019. International EGM RPD improved approximately 9% on a quarterly sequential basis from the $5.11 achieved in Q3 2021, supported by an increase in the number of active playable games in casinos and Mexico's continued, albeit gradual, post-COVID-19 macroeconomic recovery. We estimate Q4 2021 international EGM RPD, adjusted to exclude inactive games, was relatively in line with Q4 2019 levels.
•	Our international EGM installed base totaled 7,643 units at December 31, 2021, representing a modest decrease as compared to the 7,896 units installed as of September 30, 2021.We estimate approximately 70% of our international EGM installed base was active and playable as of December 31, 2021 compared to approximately 35% as of December 31, 2020.
•	Given the more gradual revenue recovery we are experiencing within our Mexico business, our team remains focused on managing costs to preserve profitability. To that end, our international EGM segment continued to contribute positive Adjusted EBITDA in Q4 2021.
Equipment Sales
•	We sold a total of 815 domestic EGM units compared to 283 units and 1,173 units in Q4 2020 and Q4 2019, respectively. EGM unit sales increased meaningfully versus the 663 units sold in Q3 2021, supported by sustained core game content momentum, further penetration of product adjacencies, such as Historical Horse Racing ("HHR"), and continued recovery in core North American replacement unit demand, partially offset by a more modest opening and expansion opportunity set. Excluding casino opening and expansion units, EGM unit sales increased by more than 35% on a quarterly sequential basis.
•	Domestic average sales price ("ASP") was $19,286 versus $18,035 in Q4 2020 and $17,833 in Q4 2019. Our improved domestic ASP reflects a greater mix of premium-priced Orion Curve cabinets, which accounted for over 55% of Q4 2021 total units sold, and successful implementation of our price integrity initiative. Domestic ASP increased approximately 2% compared to the $18,970 achieved in Q3 2021.
•	We sold units into 19 U.S. states and three Canadian provinces throughout Q4 2021, with Nevada, Virginia and California emerging as our top three sales markets.
Product Highlights
•	Our Orion Curve Premium installed base more than doubled on a quarterly sequential basis, supported by the strong performance of our player-favorite Rakin Bacon Deluxe game themes in both Class II and Class III jurisdictions. We continue to develop a diverse pipeline of new premium game content, game play mechanics and hardware to further support our long-term growth initiatives within the higher-yielding premium game segment.
•	Our exceptional game performance and deep customer relationships have allowed us to command greater share within the expanding HHR market. The forward demand picture within the HHR market remains encouraging, supported by expansion and further market penetration opportunities within existing jurisdictions, including Virginia, Kentucky and Wyoming, and the pending launch of new jurisdictions, notably New Hampshire.
•	We expect to materially broaden our core Class II game content portfolio throughout the first half of 2022, providing us with the means to further yield optimize our over 11,000-unit Class II EGM installed base in a capital efficient manner. Looking beyond 2022, we continue to look for opportunities to leverage our extensive experience, time-tested customer relationships, unique game play mechanics, and scale-advantaged footprint to further strengthen our competitive positioning within the stable Class II gaming market.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended December 31, 2021 compared to Three Months Ended December 31, 2020 and 2019

(Amounts in thousands, except unit data)	Three Months Ended December 31,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Table Products segment revenues:
Gaming operations	$3,096	$2,362	$2,653	31.1%	16.7%
Equipment sales	93	189	104	(50.8)%	(10.6)%
Total Table Products revenues	$3,189	$2,551	$2,757	25.0%	15.7%

Table Products Adjusted EBITDA	$1,951	$1,316	$1,005	48.3%	94.1%

Table Products unit information:
Table Products installed base, end of period	4,701	4,254	3,766	10.5%	24.8%
Average monthly lease price	$220	$182	$239	20.9%	(7.9)%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, grew to a record $3.1 million, paced by sustained customer demand for our industry-leading table game progressive products and the growing appeal of our all-inclusive site license offering, the AGS Arsenal. Recurring revenue increased approximately 5% over the previous record of $3.0 million set in Q3 2021.
•	Adjusted EBITDA increased nearly 50% versus Q4 2020 and approximately 20% on a quarterly sequential basis to a record $2.0 million. Adjusted EBITDA margin was 61.2% compared to 52.4% in Q3 2021 and 51.6% in Q4 2020.
•

Our installed base expanded by over 50 units on a quarterly sequential basis to a record 4,701 units, with growth achieved across all core segments of our diversified Table Products portfolio, including side bets, progressives, premium games, and card shufflers.

•	Operator interest in our industry-leading and expanding table game progressive product suite continues to build, pushing our progressive installed base to over 1,700 units at December 31, 2021. Customer demand for our Royal 9 Baccarat progressive product remains consistent, while the installed base of our highly anticipated Bonus Spin Xtreme ("BSX") progressive more than doubled on a quarterly sequential basis. We continue to receive constructive customer feedback on our initial BSX installs and expect customer adoption to accelerate in the quarters ahead, particularly as operators look to activate progressives on latent roulette tables.
•

Our average monthly lease price ("ALP") increased approximately 4% compared to the $212 achieved in Q3 2021 and approximately 21% year-over-year. The approximately 8% decline in ALP versus Q4 2019 levels reflects the impact of AGS Arsenal on our reported metrics, as this offering is intended to strategically drive down per unit pricing in return for higher total revenue and an extended contract commitment.

•	We were live with 16 AGS Arsenal site licenses at the end of Q4 2021 compared to 13 at the end of Q3 2021. Interest in our site license program continues to grow, supported by our organizational commitment to table product innovation and casino operators' desire to further enhance the efficiency of their table game operations.
•	Subsequent to quarter end, we further strengthened our Table Product content portfolio through the acquisition of the player-favorite Lucky Lucky blackjack side bet from Aces Up Gaming. In addition to expanding our side bet installed base, the Lucky Lucky asset has the potential to strengthen our AGS Arsenal value proposition and broaden our progressive product portfolio over time.
•	We recently received GLI approval for our PAX S specialty game card shuffler and our first revenue generating units are already live in the field.

Interactive

Three Months Ended December 31, 2021 compared to Three Months Ended December 31, 2020 and 2019

(Amounts in thousands)	Three Months Ended December 31,
				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Interactive segment revenue:
Social gaming revenue	$550	$767	$713	(28.3)%	(22.9)%
Real-money gaming revenue	1,986	908	606	118.7%	227.7%
Total Interactive revenue	$2,536	$1,675	$1,319	51.4%	92.3%

Interactive Adjusted EBITDA	$816	$287	$(370)	184.3%	(320.5)%

Interactive Quarterly Results

•	Total Interactive revenue increased more than 50% year-over-year to $2.5 million, exceeding $2.0 million for the fourth consecutive quarter. Outsized growth within our real-money gaming business continues to support our improved Interactive revenue performance.
•	Interactive Adjusted EBITDA grew to $816 thousand, marking the segment's eighth consecutive quarter of positive Adjusted EBITDA performance and reinforcing our commitment to scaling our Interactive business in a profitable fashion.
•

RMG revenue more than doubled year-over-year to $2.0 million. The successful integration of our remote gaming server ("RGS") with additional iGaming operators, the expansion of regulated iGaming to additional North American jurisdictions, including several Canadian provinces, and continued strong performance of AGS game content paced the strong year-over-year RMG revenue growth comparison.

•	We continue to broaden our RMG content catalog with over 30 AGS titles currently available for play online. Our content is live in the majority of the most prominent regulated North American online jurisdictions, including PA, MI, NJ, Ontario, and Quebec, and we continue to prepare for scheduled upcoming launches into additional jurisdictions, including CT, WV, British Columbia, and Alberta.
•	Social gaming revenue of $550 thousand was relatively consistent with the prior sequential quarter, as we continue to prioritize stability and profitability within this segment of our business. The year-over-year revenue comparison reflects the consumer's preference for at-home activities during Q4 2020 in response to the global spread of COVID-19, combined with a reduction in player marketing spend as part of our profitability focus within the segment.

Liquidity and Capital Expenditures

As of December 31, 2021, the Company had $125.0 million of total available liquidity, comprised of a $95.0 million available cash balance and $30.0 million of revolver availability, compared to total available liquidity of $111.7 million at December 31, 2020. The total principal amount of debt outstanding, as of December 31, 2021, was $615.7 million, predominantly comprised of $614.8 million in first lien term loans.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of December 31, 2021 was approximately $520.8 million compared to approximately $540.8 million at December 31, 2020. The Total Net Debt Leverage Ratio decreased from 7.5 times at December 31, 2020 to 4.2 times at December 31, 2021 (see Total Net Debt Leverage Ratio Reconciliation below(4)), placing the Company well within compliance of its 6.0 times financial covenant.

On February 15, 2022, the Company successfully completed the refinancing of its total debt outstanding through the issuance of (i) a senior secured first lien term loan in an aggregate principal amount of $575.0 million due 2029 (the “New Term Loan Facility”), the proceeds of which, together with cash on hand, were used to repay all amounts outstanding under the Company’s existing term loan facilities and to pay related fees and expenses, and (ii) a $40.0 million senior secured first lien revolving facility due 2027 (the “New Revolving Credit Facility”), which was undrawn at close. The refinancing transaction simultaneously lowered the principal amount of debt outstanding by approximately $40 million, reduced annualized cash interest expense by approximately $10 million, relative to the level incurred for the full year 2021, expanded the Company's revolver capacity to $40.0 million, and extended key debt maturities. Pro-forma for the refinancing transaction, the Company's total net debt was approximately $538.3 million.

Fourth quarter 2021 capital expenditures totaled $15.3 million, primarily comprised of $9.7 million in growth capital expenditures, which reflect costs associated with the placement of additional units into the Company's leased installed base, and $4.1 million in intangible capital expenditures, inclusive of capitalized internal software development costs. Capital expenditures for the full year ended December 31, 2021 totaled $51.5 million compared to $71.1 million for the full year ended December 31, 2019.

2022 Net Leverage Target

Supported by our strong finish to 2021, the approximately $10 million of annualized cash interest expense savings we expect to realize in conjunction with our recent debt refinancing and the operating momentum we continue to see in the business, we remain confident in our ability to deliver upon our previously issued year-end 2022 net leverage target of less than 4.0x.

(4) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's fourth quarter and full year 2021 results on March 10, 2022, at 5 p.m. EST. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. U.S. and Canadian participants may access the call live by telephone by calling +1 (844) 200-6205, while international participants should call +1 (929) 526-1599 . The conference call access code is 251701.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

bboyer@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2022 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$94,977	$81,689
Restricted cash	20	20
Accounts receivable, net of allowance of $1,993 and $2,077 respectively	49,426	41,743
Inventories	27,534	26,902
Prepaid expenses	4,878	4,210
Deposits and other	8,240	4,704
Total current assets	185,075	159,268
Property and equipment, net	74,916	81,040
Goodwill	285,546	286,042
Intangible assets	160,044	187,644
Deferred tax asset	7,333	6,762
Operating lease assets	12,503	9,763
Other assets	7,394	10,259
Total assets	$732,811	$740,778

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,439	$9,547
Accrued liabilities	39,165	26,325
Current maturities of long-term debt	6,877	7,031
Total current liabilities	55,481	42,903
Long-term debt	599,281	601,560
Deferred tax liability, non-current	2,653	2,254
Operating lease liabilities, long-term	11,871	9,497
Other long-term liabilities	21,954	30,781
Total liabilities	691,240	686,995
Commitments and contingencies
Stockholders' equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at December 31, 2021 and December 31, 2020; 36,943,770 and 36,494,002 shares issued and outstanding at December 31, 2021 and 2020, respectively.	369	364
Additional paid-in capital	392,161	379,917
Accumulated deficit	(344,889)	(321,412)
Accumulated other comprehensive loss	(6,070)	(5,086)
Total stockholders’ equity	41,571	53,783
Total liabilities and stockholders’ equity	$732,811	$740,778

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues
Gaming operations	$52,941	$39,977	$205,627	$129,150
Equipment sales	17,282	6,645	54,069	37,857
Total revenues	70,223	46,622	259,696	167,007
Operating expenses
Cost of gaming operations(5)	10,951	8,331	38,945	32,087
Cost of equipment sales(5)	8,241	3,438	24,262	16,789
Selling, general and administrative	18,928	15,352	63,749	46,463
Research and development	9,970	7,444	36,308	26,786
Write-downs and other charges	1,806	523	2,791	3,329
Depreciation and amortization	18,478	19,369	73,938	85,722
Total operating expenses	68,374	54,457	239,993	211,176
(Loss) Income from operations	1,849	(7,835)	19,703	(44,169)
Other expense (income)
Interest expense	11,154	11,369	44,352	41,935
Interest income	(237)	(336)	(1,064)	(1,179)
Loss on extinguishment and modification of debt	-	-	-	3,102
Other expense (income)	93	(767)	1,185	3,226
Loss before income taxes	(9,161)	(18,101)	(24,770)	(91,253)
Income tax benefit	71	859	2,198	5,875
Net loss	(9,090)	(17,242)	(22,572)	(85,378)
Foreign currency translation adjustment	574	3,556	(984)	(2,678)
Total comprehensive loss	$(8,516)	$(13,686)	$(23,556)	$(88,056)

Basic and diluted loss per common share:
Basic	$(0.25)	$(0.49)	$(0.62)	$(2.40)
Diluted	$(0.25)	$(0.49)	$(0.62)	$(2.40)
Weighted average common shares outstanding:
Basic	36,923	35,760	36,688	35,639
Diluted	36,923	35,760	36,688	35,639

(5) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(22,572)	$(85,378)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	73,938	85,722
Accretion of contract rights under development agreements and placement fees	6,516	7,421
Amortization of deferred loan costs and discount	4,677	3,656
Stock-based compensation expense	14,643	8,457
Provision (benefit) for bad debts	235	2,694
Loss on disposition of long-lived assets	590	2,399
Impairment of assets	2,257	134
Fair value adjustment of contingent consideration	(56)	796
Benefit from deferred income tax (benefit)	(175)	(1,671)
Changes in assets and liabilities related to operations:
Accounts receivable	(8,133)	16,469
Inventories	1,577	10,099
Prepaid expenses	(1,332)	(1,264)
Deposits and other	(3,516)	517
Other assets, non-current	3,789	3,367
Accounts payable and accrued liabilities	5,894	(17,248)
Net cash provided by operating activities	78,332	36,170
Cash flows from investing activities
Customer notes receivable	-	(4,690)
Proceeds from payments on customer notes receivable	1,362	1,087
Purchase of intangible assets	-	(1,756)
Software development and other expenditures	(15,432)	(11,017)
Proceeds from disposition of assets	35	32
Purchases of property and equipment	(36,102)	(22,939)
Net cash used in investing activities	(50,137)	(39,283)
Cash flows from financing activities
Proceeds from incremental term loans	-	92,150
Borrowing on revolver	-	30,000
Repayment of first lien credit facilities	(5,387)	(5,387)
Repayment of incremental term loans	(950)	(475)
Repayment of revolver	-	(30,000)
Payments on finance leases and other obligations	(1,321)	(1,185)
Payment of deferred loan costs	(848)	(5,744)
Payment of financed placement fee obligations	(4,959)	(6,933)
Payment of previous acquisition obligation	(534)	(381)
Proceeds from stock option exercise	-	158
Repurchase of stock	(906)	(560)
Net cash provided by (used in) financing activities	(14,905)	71,643
Effect of exchange rates on cash, cash equivalents and restricted cash	(2)	(3)
Net Increase (decrease) in cash, cash equivalents and restricted cash	13,288	68,527
Cash, cash equivalents and restricted cash, beginning of period	$81,709	$13,182
Cash, cash equivalents and restricted cash, end of period	$94,997	$81,709
Supplemental cash flow information:
Cash paid during the period for interest	$39,268	$37,749
Cash paid during the period for taxes	$544	$423
Non-cash investing and financing activities:
Leased assets obtained in exchange for new finance lease liabilities	$317	$425
Leased assets obtained in exchange for new operating lease liabilities	$4,686	$84

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended December 31,
(Amounts in thousands)				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Net loss	$(9,090)	$(17,242)	$1,423	(47.3)%	(738.8)%
Income tax (benefit) expense	(71)	(859)	(1,565)	(91.7)%	(95.5)%
Depreciation and amortization	18,478	19,369	22,472	(4.6)%	(17.8)%
Interest expense, net of interest income and other	11,010	10,266	7,957	7.2%	38.4%
Write-downs and other(6)	1,806	523	53	245.3%	N/A
Other adjustments(7)	2,205	3,266	696	(32.5)%	216.8%
Other non-cash charges(8)	2,129	2,245	2,537	(5.2)%	(16.1)%
Non-cash stock-based compensation	5,787	3,731	3,692	55.1%	56.7%
Total Adjusted EBITDA	$32,254	$21,299	$37,265	51.4%	(13.4)%

	Three Months Ended December 31,
(Amounts in thousands, except Adjusted EBITDA margin)				% Change
	2021	2020	2019	2021 vs 2020	2021 vs 2019
Total revenues	$70,223	$46,622	$77,786	50.6%	(9.7)%
Total Adjusted EBITDA	$32,254	$21,299	$37,265	51.4%	(13.4)%
Total Adjusted EBITDA margin	45.9%	45.7%	47.9%	0.5%	(4.1)%

(6) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(7) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(8) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	December 31,	December 31,
	2021	2020
Total principal amount of debt	$615,743	$622,509
Less: Cash and cash equivalents	94,977	81,689
Total net debt	$520,766	$540,820
LTM Adjusted EBITDA	$122,587	$71,669
Total net debt leverage ratio	4.2	7.5

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Three Months Ended December 31, 2021
Net cash provided by operating activities	$78,332	$54,197	$24,135
Software development and other expenditures	(15,432)	(11,329)	(4,103)
Purchases of property and equipment	(36,102)	(24,938)	(11,164)
Free Cash Flow	$26,798	$17,930	$8,868

(Amounts in thousands)	Year Ended December 31, 2020	Nine Months Ended September 30, 2020	Three Months Ended December 31, 2020
Net cash provided by operating activities	$36,170	$19,719	$16,451
Purchase of intangible assets	(1,756)	(1,414)	(342)
Software development and other expenditures	(11,017)	(8,004)	(3,013)
Purchases of property and equipment	(22,939)	(12,196)	(10,743)
Free Cash Flow	$458	$(1,895)	$2,353